Exhibit 10.15

Chobani Global Holdings, LLC

June 27, 2018

Hamdi Ulukaya

Chobani Global Holdings, LLC

200 Lafayette St., FL #6

New York, New York 10012

Re:         Updated Compensation Terms

Dear Hamdi:

This letter sets forth the agreed-upon material terms of your future compensation from the Chobani business for your service as its Chief Executive Officer. Your employer will continue to be Chobani Global Holdings, LLC (the “Company”). This letter will take effect upon the closing of the investment by the Healthcare of Ontario Pension Plan in the Company’s parent, FHU US Holdings, LLC (“Parent”).

1.

Position.     You will continue to serve as the Chief Executive Officer of the Company. You will also continue to serve as the Chief Executive Officer of Parent and hold such other positions with Parent, the Company and their respective subsidiaries as shall be determined by the Board of Parent.

2.

Base Salary.     Effective July 1, 2018, your salary will be $1,500,000 per year, payable by the Company. You will be paid in accordance with the Company’s standard payroll policies and subject to applicable payroll withholding taxes as required by law.

3.

Bonus. You shall be eligible to receive a target annual cash bonus equal to 100% of your base salary for target level achievement of the specified performance goals for each given fiscal year of the Company while you are an employee of the Company, beginning with the Company’s 2018 fiscal year; provided, however that your bonus for 2018 shall be pro-rated and you shall be eligible to receive it for the period from July 1, 2018 to December 31, 2018. The basic terms and conditions of your bonus shall be consistent with those of the Company’s other senior executive officers, including the opportunity to receive a bonus in excess of the target bonus in the event of above-target achievement of the specified performance goals. Any annual bonus earned by you for a fiscal year ended will be paid to you at the same time annual bonuses are paid to other senior executive officers of the Company for such fiscal year ended.

4.

Benefits Plans and Programs.     You will be eligible to participate in benefit programs, including health plans, retirement plans, paid time off and similar benefits, that are generally offered from time to time to other senior executive officers of the Company, in accordance with the terms of those benefit plans and programs. You shall be entitled to reimbursement of your reasonable business expenses in accordance with the terms of the Company’s business expense reimbursement policy. The Company reserves the right to change or terminate its benefit plans at any time.

5.

Personal Benefits.    You shall be entitled to reimbursement from the Company for expenses incurred for private aircraft travel (including, without limitation, relating to your own personal aircraft) in an amount not to exceed $3,000,000 in a single calendar year (except such amount shall not exceed $1,000,000 for calendar year 2018). You shall also be entitled to have the Company pay on your behalf, or for reimbursement from the Company the following expenses: (i) your use of a car service for both business and personal purposes, (ii) your housing in Twin Falls, Idaho, (iii) $35,000 monthly stipend for housing, to be paid on a monthly basis, and (iv) for the use of two vehicles.

6.	Distributions and Loans. You shall be entitled to obtain distributions and loans in accordance with the terms of the operating agreement of Parent.

7.

At-Will Employment.     Your employment with the Company is on an “at-will” basis, meaning that your employment is not for a specified period of time and you can resign, or subject to the terms of the operating agreement of Parent, the Company can terminate your employment, at any time, with or without cause or notice, and without any severance payment or similar obligation, except to the extent, if any, required by applicable law. In the event of the end of your employment with the Company, your other positions with the Company, Parent and their respective subsidiaries shall also end at the same time, except as otherwise required by law. The “at will” nature of your employment cannot be changed by an oral agreement and can only be changed by a written agreement signed by you and the Company.

8.

Miscellaneous.     This letter and any other documents, plans, policies or other written materials referred to in this letter, set forth the entire understanding between you and the Company and supersede any prior discussions or agreements regarding your employment. Notwithstanding the foregoing, the terms of Parent’s operating agreement shall control in the event of any conflict with any other written materials. This letter will be governed by New York law without regard to conflicts of laws provisions.

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If you are in agreement with this summary, please sign below and feel free to call me with any questions or clarifications.

Sincerely,

CHOBANI GLOBAL HOLDINGS, LLC

/s/ Kathleen Leo
Kathleen Leo
Secretary

Agreed and Accepted:

/s/ Hamdi Ulukaya	June 27, 2018
Hamdi Ulukaya	Date